Bank of America, N.A.

AMENDMENT NO. 3 TO LOAN AGREEMENT

This Amendment No. 3 (the "Amendment") dated as of August 29, 2012, is between Bank of America, N.A. (the “Bank") and Air T, Inc., Mountain Air Cargo, Inc., Global Ground Support, LLC, CSA Air, Inc. and Global Aviation Services, LLC (the "Borrower”).

RECITALS

A. The Bank and the Borrower entered into a certain Loan Agreement dated as of September 18, 2007 (together with any previous amendments, the “Agreement"). The current commitment amount is $7,000,000.00.

B.	The Bank and the Borrower desire to amend the Agreement.

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2. Amendments. The Agreement is hereby amended as follows:

    2.1 Paragraph 2.2 Availability Period is hereby amended to read as follows:

The date is changed to August 31, 2014.

       2.2 Paragraph 8.2 Financial lnformation is hereby amended to read in its entirety as follows:

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

          (i) Within 120 days of the Borrower's fiscal year end, the annual financial statements of the Borrowers.  These financial statements must be audited (with an opinion satisfactory to the
           Bank) by a Certified Public Accountant acceptable to the Bank.  The statements shall be prepared on a consolidated basis.

          (ii) Within 60 days of the period’s end, quarterly financial statements of the Borrowers, certified and dated by an authorized financial officer.  These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

          (iii) Within 120 days of each fiscal year end and within 60 days of the end of each quarter, each financial statement of the Borrowers required above must be accompanied by a certificate substantially in the form of the Compliance Certificated required by the Bank, signed by the party submitting the information or, if such party is a business entity, an authorized financial officer of the party. The Compliance Certificate shall state whether there existed as of the data of the certificate, any event of default under this Agreement and, if any such default exists specifying the nature

    thereof and the action the party is taking and proposes to take with respect thereto. The statements shall be prepared on a consolidated basis.

          (iv) Upon the Bank's request, a detailed aging of the Borrower's receivables by invoice or a summary aging by account debtor as specified by the Bank.

          (v) Upon the Bank's request, a Borrowing Base Certificate. Bank may also request copies of the invoices or records of invoices from the Borrower's sales journal for Eligible
          Receivables included in the Borrowing Base Certificate (including a listing of the names and addresses of the account debtors obligated there under).

          (vi) Upon the Bank's request, a summary aging by vendor of accounts payable as specified by the Bank.

          (vii) Upon the Bank's request, an inventory listing as specified by the Bank. The listing must include a description of the inventory, its location and cost, and such other information as the Bank may require.

(viii)
Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower's obligations to the Bank as the Bank may request

3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) if the Borrower is a business entity or a trust, this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers.

4. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement, including but not limited to the Dispute Resolution Provision, shall remain in full force and effect.

5. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

6. FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BEIWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

This Amendment is executed as of the date stated at the beginning of this Amendment.

Bank of America, N. A.

By:                /s/Charles  R. Dickerson                                   (Seal)
        Charles R. Dickerson, Senior Vice President

BORROWER(S):

Air T, Inc.

By:                 /s/ John Parry                                                     (Seal)
        John Parry, Vice President – Finance

Mountain Air Cargo, Inc.

By:                 /s/ John Parry                                                     (Seal)
       John Parry, Vice President – Finance

Global Ground Support, LLC

By:               /s/ John Parry                                                     (Seal)
       John Parry, Member

CSA Air, Inc.

By:                 /s/ John Parry                                                     (Seal)
      John Parry, Vice President – Finance

Global Aviation Services, LLC

By:                 /s/ John Parry                                                     (Seal)
       John Parry, Member